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                                                                     EXHIBIT 2.2

                                CLOSING AGREEMENT

         THIS CLOSING AGREEMENT (this "Amendment") is made as of November 13, 2001, by and among General Mills, Inc., a Delaware corporation ("General Mills"), The Pillsbury Company, a Delaware corporation ("Pillsbury" and, together with General Mills, the "Sellers" and each, a "Seller"), and International Multifoods Corporation, a Delaware corporation ("Buyer"). Unless otherwise specified, capitalized terms herein shall have the meaning ascribed to them in the Asset Sale Agreement (as herein defined).

                                   WITNESSETH:

         WHEREAS, Sellers and Buyer are the parties to that certain Amended and Restated Asset Purchase and Sale Agreement, dated as of October 24, 2001 (the "Asset Sale Agreement").

         WHEREAS, the parties to the Asset Sale Agreement desire to, among other things, amend the Asset Sale Agreement as set forth in this Amendment.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained in this Amendment, and intending to be legally bound hereby, the parties hereto agree as follows:

         1. AMENDMENT OF SECTION 2.9. The parties agree that Section 2.9 of the Asset Sale Agreement is hereby replaced in its entirety with the version of Section 2.9 set forth on EXHIBIT 1 attached hereto.

         2. ADDITION OF SECTION 2.9A. The parties agree to add a new Section, titled Section 2.9A, of the Asset Sale Agreement, which new Section 2.9A shall read as set forth on EXHIBIT 2 attached hereto and shall be inserted immediately after Section 2.9 and before Section 2.10 of the Asset Sale Agreement.

         3. AMENDMENT OF SECTION 7.12. The parties agree that that Section 7.12 of the Asset Sale Agreement is hereby replaced in its entirety with the version of Section 7.12 set forth on EXHIBIT 3 attached hereto.

         4. AMENDMENT OF SECTION 7.13. The parties agree that Section 7.13 of the Asset Sale Agreement is hereby replaced in its entirety with the version of Section 7.13 set forth on EXHIBIT 4 attached hereto.

         5. DEFINITIONS OF CERTAIN OTHER BUSINESS INVENTORY. The parties agree that the definition of each of "Farmhouse Inventory", "La Pina Inventory", "Red Band Inventory", "Robin Hood Inventory" and "Softasilk Inventory" in Section 1.1 of the Asset Sale Agreement is hereby amended by replacing the words "the Closing Date" with the words "the applicable Other Business Inventory Transfer Date".

         6. AMENDMENT OF STOCK DEFINITION. The parties agree that the definition of "Stock" in Section 1.1 of the Asset Sale Agreement is hereby amended to read in its entirety as



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follows: " "Stock" shall mean all of the issued and outstanding shares of
Common Stock, par value $.01 per share, of Windmill."

         7. AMENDMENT OF SECTION 3.2. The parties agree that the third sentence of Section 3.2 of the Asset Sale Agreement is hereby amended to read in its entirety as follows: "There is a total of 11,818 shares of Common Stock of Windmill outstanding, constituting the only outstanding capital stock of Windmill."

         8. AMENDMENT TO MARTHA WHITE (PART II) TRADEMARK LICENSE AGREEMENT. The parties agree that inserts set forth on EXHIBIT 5 attached hereto shall be inserted into the Martha White (Part II) Trademark License Agreement at the places specified therein.

         9. COVENANT REGARDING INTELLECTUAL PROPERTY. Sellers covenant that they will use their reasonable best efforts after Closing to assist Buyer to cause to be transferred to Buyer all right, title and interest in and to any internet domain names relating to the Pet Milk Business, including those created or used in connection with that certain Services Agreement dated as of May 1, 1999, between Pillsbury and Nelson-Henry, Inc., and to "Softasilk.info" and "Farmhouse.info", and including any rights Sellers have in or to such internet domain names; PROVIDED, that Sellers shall not be obligated to incur any material expenses in connection with such efforts.

         10. CLOSING DELIVERIES. The parties hereby waive delivery of the following documents required to be delivered at or prior to the Closing pursuant to the Asset Sale Agreement or a Collateral Agreement, as applicable: (a) delivery of the Conversion Plan pursuant to Section 1.2.1 of the Conversion Plan Agreement; PROVIDED, that such delivery shall occur as promptly as practicable after Closing; (b) delivery of Buyer's forecast of its estimated requirements for Products and Other Products pursuant to ATTACHMENT B to the Co-Pack Agreement; PROVIDED, that such delivery shall occur as promptly as practicable after Closing; (c) delivery of the secretary certificates contemplated by Sections 8.1(d)(i) and 8.1(e)(i) of the Asset Sale Agreement; (d) Sellers' delivery of (i) an updated Toledo Plant title report, (ii) a survey of the Toledo Plant at least ten (10) days prior to the Closing pursuant to Section 5.9 of the Asset Sale Agreement, to the extent that Sellers' delivery of such title report and survey to Buyer on or about November 8, 2001 occurred less than ten (10) days prior to the Closing, and
(iii) printed copies of the recipes referred to in Section 5.3(c) of the Asset Sale Agreement, which recipes General Mills shall provide Buyer with access to at the Closing and which recipes General Mills shall deliver in electronic format as promptly as practicable after the Closing to Buyer as reasonably acceptable to Buyer.

         11. CLOSING CONDITIONS. The parties hereby waive the following conditions set forth in Sections 8.2 and 8.3 of the Asset Sale Agreement: (a) delivery of the Collateral Agreement described as a limited warranty deed for the real property portions of the Toledo Plant pursuant to Section 8.2(c) of the Asset Sale Agreement; and (b) delivery of properly executed resale exemption certificates containing the requisite tax registration numbers with respect to the states of Florida, Georgia, Hawaii, Illinois, Indiana, Oklahoma, Pennsylvania and Texas pursuant to Section 8.3(d) of the Asset Sale Agreement; PROVIDED, that after Closing Buyer shall promptly notify General Mills upon being issued the requisite tax registration numbers with respect to such states and take such further action as may be reasonably required to provide

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Sellers with the benefits of properly executed resale exemption certificates with respect to such states as contemplated by such Section 8.3(d).

         12. NOTICES. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by telecopy, or by postage prepaid, registered, certified or express mail or by reputable overnight courier service and shall be deemed given when delivered by hand or upon receipt of telecopy confirmation if sent by facsimile, three days after mailing (one (1) Business Day in the case of guaranteed overnight express mail or guaranteed overnight courier service), as follows (or at such other address or to such other fax for a party as shall be specified by like notice):

    (a)  If to Sellers:                          with a copy to:

         General Mills, Inc.                     Wachtell, Lipton, Rosen & Katz
         Number One General Mills Blvd.          51 West 52nd Street
         Minneapolis, Minnesota  55426           New York, New York  10019
         Attn.: General Counsel                  Attn: Steven A. Rosenblum, Esq.
         Fax:  (763) 764-3302                    Fax:  (212) 403-2000

    (b)  if to Buyer:                            with a copy to:

         International Multifoods Corporation    Faegre & Benson LLP
         110 Cheshire Lane, Suite 300            2200 Wells Fargo Center
         Minnetonka, Minnesota  55305-1060       90 South Seventh Street
         Attn:  General Counsel                  Minneapolis, Minnesota 55402
         Fax:  (952) 594-3367                    Attn: Philip S. Garon, Esq.
                                                 Fax:  (612) 766-1600

         13. NOTICE OF BREACH. In the event of a material breach of this Amendment by a party, the party claiming the breach shall give notice of such breach to the other party, which party shall have thirty (30) calendar days to cure such breach. In the event of such cure within such 30-day period, such notice of breach shall be deemed rescinded. If, however, the breach is not cured within such 30-day period, the party claiming the breach may then pursue any and all remedies available to it under applicable law based on such uncured breach, including, but not limited to, both equitable and damages remedies, but excluding termination of this Amendment. In formulating appropriate remedies commensurate with the nature and extent of any such uncured breach, the court shall take into account, in addition to all other pertinent factors, each party's inability to terminate this Amendment for breach. Either party's failure to send a notice of breach or to pursue legal remedies available to it shall not constitute or be construed as a waiver or acquiescence, and each party expressly reserves the right to subsequently pursue such remedies for the same or any other breach, either of the same or different character.

         14. ASSIGNMENT; SUCCESSORS AND ASSIGNS. Except as set forth below, this Amendment and the rights and obligations hereunder shall not be assigned or transferred in whole or in part by Buyer or either Seller without the prior written consent of the other parties hereto. Buyer may assign or delegate its rights, obligations or liabilities under this Amendment in whole or in part to one or more Affiliates of Buyer or to the lender or lenders providing to it

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the financing to consummate the transactions contemplated by the Asset Sale
Agreement, in each case without either Seller's consent (provided that a pledge of Buyer's rights, obligations or liabilities under this Amendment to such lender or lenders shall not constitute an assignment hereunder until such time as any such lender exercises its rights under the pledge agreement or other applicable agreement or document); PROVIDED, HOWEVER, that in any such event, Buyer shall remain fully liable for the fulfillment of all its obligations hereunder. Any attempted assignment or delegation in contravention hereof shall be null and void. This Amendment shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto.

         15. NO THIRD-PARTY BENEFICIARIES. Except for the FTC, this Amendment is for the sole benefit of the parties hereto, and nothing herein express or implied shall give or be construed to give to any Person or entity, other than the parties hereto, any legal or equitable rights hereunder.

         16. REMEDIES. Except as otherwise expressly provided herein, none of the remedies set forth in this Amendment is intended to be exclusive, and each party shall have all other remedies now or hereafter existing at law or in equity or by statute or otherwise, and the election of any one or more remedies shall not constitute a waiver of the right to pursue other available remedies. Nothing contained herein shall be deemed to be a limitation on any remedies that otherwise may exist or be available to any party under the Asset Sale Agreement or any other Collateral Agreement.

         17. INTERPRETATION; DEFINITIONS. The headings contained in this Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of this Amendment. The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. This Amendment shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted. When a reference is made in this Amendment to Sections, such reference shall be to an Article or Section of this Amendment unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Amendment, they shall be deemed to be followed by the words "without limitation." The phrases "the date of this Amendment," "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the first paragraph of this Amendment. The words "hereof," "hereby," "herein," "hereunder" and similar terms in this Amendment shall refer to this Amendment as a whole and not to any particular Section in which such words appear.

         18. AMENDMENTS. No amendment to this Amendment shall be effective unless it shall be in writing and signed by each party hereto.

         19. COUNTERPARTS. This Amendment and any amendments hereto may be executed by facsimile and in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

         20. SEVERABILITY. If any provision of this Amendment or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in

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any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

         21. GOVERNING LAW. This Amendment shall be governed by and construed in accordance with the laws of the State of Minnesota applicable to agreements made and to be performed entirely within such State, without regard to the choice of law principles of such State.

         22. ACTIONS AND PROCEEDINGS. Seller and its Affiliates and Buyer hereby irrevocably consent to the exclusive jurisdiction and venue of the Courts of the State of Minnesota and the United States District Court for the District of Minnesota in connection with any action or proceeding arising out of this Amendment or any related transaction. Buyer irrevocably appoints Buyer's General Counsel as its authorized agent upon whom process may be served in any such action or proceeding instituted in any such court and waives any objections to personal jurisdiction with respect thereto. Seller and its Affiliates hereby appoint General Mills' General Counsel as their authorized agent upon whom process may be served in any such action or proceeding instituted in any such court and waives any objections to personal jurisdiction with respect thereto.

         23. WAIVER. Except as otherwise provided in this Amendment, any failure of either of the parties hereto to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any consent given by any party pursuant to this Amendment shall be valid only if contained in a written consent signed by such party.

         24. MUTUAL CONFIDENTIALITY COVENANTS. The provisions of Sections 5.6 and 6.1 of the Asset Sale Agreement govern the exchange of information pursuant hereto and are incorporated herein by reference.

         25. AUTHORITY. Neither of the parties hereto shall act or represent or hold itself out as having authority to act as an agent or partner of the other party, or in any way bind or commit the other party to any obligations. Nothing contained in this Amendment shall be construed as creating a partnership, joint venture, agency, trust or other association of any kind, each party being individually responsible only for its obligations as set forth in this Amendment.

         26. ENTIRE AGREEMENT. This Amendment, the Asset Sale Agreement and the Collateral Agreements contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter.

         27. SPECIFIC PERFORMANCE. Buyer and Seller hereby acknowledge, recognize and agree that irreparable injury may result to the non-breaching party and its business if the other party breached any provision of this Amendment such that money damages alone would not be a sufficient remedy for any such breach. Each party hereto therefore agrees that if it should engage, or cause or permit any other Person to engage, in any act in violation of any provision hereof, the other party shall be entitled, in addition to such other remedies, damages and relief as may be available under this Amendment or applicable law, to an injunction prohibiting the breaching party from engaging in any such act or specifically enforcing this Amendment, as the case may be.

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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.



                            GENERAL MILLS, INC.



                            By:   /S/ ERNEST M. HARPER, JR.
                               -------------------------------------------------
                                 Name: Ernest M. Harper, Jr.
                                 Title: Vice President


                            THE PILLSBURY COMPANY



                            By:   /S/ ERNEST M. HARPER, JR.
                               -------------------------------------------------
                                 Name: Ernest M. Harper, Jr.
                                 Title: Vice President


                            INTERNATIONAL MULTIFOODS CORPORATION



                            By:  /S/ GARY E. COSTLEY
                               -------------------------------------------------
                                 Name: Gary E. Costley
                                 Title: Chairman of the Board, President and CEO

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                                    EXHIBIT 1

         2.9 CLOSING INVENTORY STATEMENT.

         (a) The target inventory of Sellers for purposes of this Agreement is $51,500,000. On the Closing Date or within 10 days thereafter, Sellers shall prepare and deliver to Buyer a statement (the "Closing Inventory Statement") setting forth the type, value and location, as of the Closing Date, of the Inventory and Pet Milk Inventory transferred to Buyer on the Closing Date pursuant to Sections 2.1, 2.3(a) and 7.12, which statement shall be derived from Sellers' inventory records maintained in the ordinary course of business consistent with past practices, shall be prepared in a manner consistent with the standards (the "Inventory Standards") set forth on
SCHEDULE 2.9(a) and shall identify which of the Inventory and Pet Milk Inventory is Raw Material Inventory (as defined herein). Buyer shall provide Sellers and their accountants full access to the books and records, to any other information, including working papers of its accountants, and to any employees of Buyer, in each case as may be reasonably necessary for Sellers to respond to the Buyer's Objection (as defined herein) and to prepare materials for presentation to the CPA Firm (as defined herein) in connection with the matters contemplated by Section 2.9(c). "Raw Material Inventory" shall mean, collectively, (x) all Inventory that is not finished goods inventory and (y) all Pet Milk Inventory that is not finished goods inventory. Notwithstanding anything to the contrary in this Agreement, Raw Material Inventory shall be conveyed at cost to, and title shall pass to Buyer after, the Closing as such cost is billed to Buyer pursuant to the Transition Services Agreement.

         (b) Buyer shall, within thirty (30) days after the delivery by Sellers of the Closing Inventory Statement, complete its review thereof. After delivery of the Closing Inventory Statement, Sellers shall provide Buyer and its accountants full access to all books and records, to any other information, including working papers of its accountants, and to any employees of Seller, in each case used in the preparation of the Closing Inventory Statement or as may otherwise be reasonably necessary for Buyer to prepare the Buyer's Objection and to prepare materials for presentation to the CPA Firm in connection with the matters contemplated by Section 2.9(c). Subject to any adjustments made pursuant to Section 2.9A(e) hereof, the Closing Inventory Statement shall be binding and conclusive upon, and deemed accepted by, Buyer unless Buyer shall have notified Sellers in writing within thirty (30) days after delivery of the Closing Inventory Statement of any objection thereto (the "Buyer's Objection"). The Buyer's Objection shall set forth a description of the basis of the Buyer's Objection and the adjustments to the value of Inventory or Pet Milk Inventory, as applicable, reflected on the Closing Inventory Statement that Buyer believes should be made. Any items not disputed during the foregoing thirty (30) day period shall be deemed to have been accepted by Buyer.

         (c) If Sellers and Buyer are unable to resolve all of their disputes with respect to the Closing Inventory Statement within thirty (30) days following Sellers' receipt of the Buyer's Objection to such Closing Inventory Statement pursuant to Section 2.9(b), they shall refer their remaining differences to Ernst & Young or, if such firm declines to act or at such time has a significant ongoing relationship with either Seller, Buyer or any of their respective Affiliates, an internationally recognized firm of independent public accountants as to which Sellers and Buyer mutually agree (the "CPA Firm") for decision, which decision shall be made consistent with the Inventory Standards within thirty (30) days and shall be final and binding on

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the parties, PROVIDED that the CPA Firm's determination as to any item set forth in Buyer's Objection shall not be more beneficial to Sellers than the determination of that item by Sellers in the Closing Inventory Statement or more beneficial to Buyer than the determination of that item in Buyer's Objection. Any expenses relating to the engagement of the CPA Firm shall be shared equally by Sellers, on one hand, and Buyer, on the other hand. Sellers and Buyer shall each bear the fees of their respective auditors incurred in connection with the determination and review of the Closing Inventory Statement.

         (d) Subject to any adjustments made pursuant to Section 2.9A(e) hereof, the Closing Inventory Statement shall become final and binding on the parties upon the earliest of (i) if no Buyer's Objection has been given, the expiration of the period within which Buyer must make its objection pursuant to Section 2.9(b) hereof, (ii) agreement in writing by Sellers and Buyer that the Closing Inventory Statement, together with any modifications thereto agreed to by Sellers and Buyer, shall be final and binding and (iii) the date on which the CPA Firm shall issue its written determination with respect to any dispute relating to such Closing Inventory Statement. The Closing Inventory Statement, as submitted by Sellers if no timely Buyer's Objection has been given or as adjusted pursuant to any agreement between the parties or as determined pursuant to the decision of the CPA Firm, in each case pursuant to this Section 2.9, is herein referred to as the "Final Closing Inventory Statement."

         (e) Within ten (10) Business Days following issuance of the Final Closing Inventory Statement, the net adjustment payment payable pursuant to this Section 2.9(e) (the "Adjustment Payment") and interest thereon shall be paid by wire transfer of immediately available funds to a bank account or bank accounts designated in writing by Sellers or Buyer, as the case may be; PROVIDED, HOWEVER, that if the Adjustment Payment shall be payable by Sellers to Buyer, in lieu of payment, Sellers may elect to credit the Adjustment Payment against the initial payments required to be made by Buyer under the Co-Pack Agreement; and PROVIDED, FURTHER, that if the Adjustment Payment shall be payable by Buyer to Sellers, in lieu of payment, Buyer may elect to add such payment to the payments due to Seller under the Co-Pack Agreement as if an amount of Inventory equal to the Adjustment Payment were sold pursuant to the Co-Pack Agreement. The Adjustment Payment shall equal (x) the dollar amount that results from taking the aggregate value of Inventory and Pet Milk Inventory, as reflected on the Final Closing Inventory Statement, and subtracting therefrom the value of Raw Material Inventory, as reflected on the Final Closing Inventory Statement, MINUS (y) $51,500,000. The Adjustment Payment shall be payable by Buyer to Sellers, if positive, and by Sellers (who shall be jointly and severally so obligated) to Buyer, if negative. The Adjustment Payment shall bear interest from the Closing Date to the date of payment at the Closing Date Interest Rate, which interest shall be calculated on the basis of a 365-day year and the actual number of days elapsed and such interest shall be paid on the same date and in the same manner as such Adjustment Payment, PROVIDED that such interest shall not be imposed on Sellers if they elect to credit the Adjustment Payment against the Co-Pack Agreement and shall not be imposed on Buyer if it elects to add the Adjustment Payment to the Payments due under the Co-Pack Agreement.




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                                    EXHIBIT 2


         2.9A     POST-CLOSING INVENTORY STATEMENT.

         (a) Sellers shall take a physical inventory of the Post-Closing Inventory (as defined herein) as of a date in January 2002 to be agreed upon in writing by General Mills and Buyer (the "Post-Closing Inventory Date"). Buyer and its representatives shall have such opportunity as Buyer reasonably deems appropriate to observe the taking and reconciliation of such Post-Closing Inventory (which may begin prior to the Post-Closing Inventory
Date) in connection with the preparation of the Post-Closing Inventory Statement (as defined herein). On the Post-Closing Inventory Date, Sellers shall prepare and deliver to Buyer a statement (the "Post-Closing Ordinary Course Statement") setting forth the type, value and location, as of the Post-Closing Inventory Date, of the Post-Closing Inventory, which statement shall be derived from Sellers' inventory records maintained with respect to the Post-Closing Inventory pursuant to the Transition Services Agreement and shall be prepared in a manner consistent with the Inventory Standards. Further, within thirty (30) days following the Post-Closing Inventory Date, Sellers shall prepare and deliver to Buyer a statement (the "Post-Closing Inventory Statement") setting forth the type, value and location, as of the Post-Closing Inventory Date, of the Post-Closing Inventory, which statement shall be derived from such physical taking of such Post-Closing Inventory and shall be prepared in a manner consistent with the Inventory Standards. Buyer shall provide Sellers and their accountants full access to the books and records, to any other information, including working papers of its accountants, and to any employees of Buyer, in each case as may be reasonably necessary for Sellers to prepare the Post-Closing Inventory Statement, to respond to the Buyer's Post-Closing Objection (as defined herein) and to prepare materials for presentation to the CPA Firm in connection with the matters contemplated by Section 2.9A(c). "Post-Closing Inventory" shall mean all inventory of the Business or Pet Milk Business that are (i) finished goods held for sale by Buyer or any of its Affiliates, or by Sellers or any of their Affiliates on behalf of Buyer, in the ordinary course of operating the Business or the Pet Milk Business, as applicable, as of the Post-Closing Inventory Date, or (ii) finished goods held by third parties under co-pack agreements for producing Products for sale by the Business or Pet Milk Products for sale by the Pet Milk Business, as the case may be, and to which Buyer or its Affiliates holds title as of the Post-Closing Inventory Date.

         (b) Buyer shall, within thirty (30) days after the delivery by Sellers of the Post-Closing Inventory Statement, complete its review thereof. After delivery of the Post-Closing Inventory Statement, Sellers shall provide Buyer and its accountants full access to all books and records, to any other information, including working papers of its accountants, and to any employees of Seller, in each case used in the preparation of the Post-Closing Inventory Statement or as may otherwise be reasonably necessary for Buyer to prepare the Buyer's Post-Closing Objection and to prepare materials for presentation to the CPA Firm in connection with the matters contemplated by
Section 2.9A(c). The Post-Closing Inventory Statement shall be binding and conclusive upon, and deemed accepted by, Buyer unless Buyer shall have notified Sellers in writing within thirty (30) days after delivery of the Post-Closing Inventory Statement of any objection thereto (the "Buyer's Post-Closing Objection"). The Buyer's Post-Closing Objection shall set forth a description of the basis of the Buyer's Post-Closing Objection and the adjustments to the value of Post-Closing Inventory reflected on the Post-Closing Inventory

Statement that Buyer believes should be made. Any items not disputed during the foregoing thirty (30) day period shall be deemed to have been accepted by Buyer.

         (c) If Sellers and Buyer are unable to resolve all of their disputes with respect to the Post-Closing Inventory Statement within thirty (30) days following Sellers' receipt of the Buyer's Post-Closing Objection to such Post-Closing Inventory Statement pursuant to Section 2.9A(b), they shall refer their remaining differences to the CPA Firm for decision, which decision shall be made consistent with the Inventory Standards within forty-five (45) days and shall be final and binding on the parties, PROVIDED that the CPA Firm's determination as to any item set forth in Buyer's Post-Objection shall not be more beneficial to Sellers than the determination of that item by Sellers in the Post-Closing Inventory Statement or more beneficial to Buyer than the determination of that item in Buyer's Post-Closing Objection. Any expenses relating to such engagement of the CPA Firm shall be shared equally by Sellers, on one hand, and Buyer, on the other hand. Sellers and Buyer shall each bear the fees of their respective auditors incurred in connection with the determination and review of the Post-Closing Inventory Statement.

         (d) The Post-Closing Inventory Statement shall become final and binding on the parties upon the earliest of (i) if no Buyer's Post-Closing Objection has been given, the expiration of the period within which Buyer must make its objection pursuant to Section 2.9A(b) hereof, (ii) agreement in writing by Sellers and Buyer that the Post-Closing Inventory Statement, together with any modifications thereto agreed to by Sellers and Buyer, shall be final and binding and (iii) the date on which the CPA Firm shall issue its written determination with respect to any dispute relating to such Post-Closing Inventory Statement. The Post-Closing Inventory Statement, as submitted by Sellers if no timely Buyer's Post-Closing Objection has been given or as adjusted pursuant to any agreement between the parties or as determined pursuant to the decision of the CPA Firm, when final and binding on all parties, is herein referred to as the "Final Post-Closing Inventory Statement".

         (e) The Final Post-Closing Inventory Statement shall be compared to the Post-Closing Ordinary Course Statement on a stock keeping unit ("SKU")-by-SKU basis with respect to the quantities of Products or Pet Milk Products, as applicable, reflected on such statements and, with respect to each SKU, such difference shall be expressed as a percentage (the "Percentage Difference"). The value of Inventory or Pet Milk Inventory, as applicable, reflected on the Final Closing Inventory Statement shall then be adjusted, up or down, with respect to each Product or Pet Milk Product SKU based on the applicable Percentage Difference for each such SKU and the value per unit assigned to such SKU as of the Closing Date on such Final Closing Inventory Statement, such that there shall be an upward adjustment if the Final Post-Closing Inventory Statement reflects a higher quantity of such SKU as of the Post-Closing Inventory Date than does the Post-Closing Ordinary Course Statement and a downward adjustment if the Final Post-Closing Inventory Statement reflects a lower quantity of such SKU as of the Post-Closing Inventory Date than does the Post-Closing Ordinary Course Statement. By way of example and not limitation, if the quantity of a particular Product SKU was shown as 10,000 cases on the Final Post-Closing Inventory Statement and as 11,000 cases on the Post-Closing Ordinary Course Statement, the Percentage Difference would be 10% for such Product SKU; if the Final Closing Inventory Statement showed 15,000 cases of such Product SKU at a value of $10 per case, or $150,000 in total value for such Product SKU, the foregoing adjustment would

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result in adjusting the quantity of such Product SKU reflected on such Final
Closing Inventory Statement downward by 1,500 cases, or 10%, and the value of such Product SKU Inventory reflected on such Final Closing Inventory Statement downward by $15,000, or $10 multiplied by 1,500 cases. The adjustments (up or down) to the value of all Inventory and Pet Milk Inventory reflected on the Final Closing Inventory Statement (but not including Inventory or Pet Milk Inventory that is Raw Material Inventory) shall be made pursuant to this Section 2.9A(e) and the aggregate value of Inventory and Pet Milk Inventory reflected on the Final Closing Inventory Statement (but not including Inventory or Pet Milk Inventory that is Raw Material Inventory) after adding and subtracting, as applicable, such adjustments shall be referred to as the "Final Adjustment Amount".

         (f) Within ten (10) Business Days following issuance of the Final Post-Closing Inventory Statement, the net adjustment payment payable pursuant to this Section 2.9A(f) (the "Post-Closing Adjustment Payment") and interest thereon shall be paid by wire transfer of immediately available funds to a bank account or bank accounts designated in writing by Sellers or Buyer, as the case may be. The Post-Closing Adjustment Payment shall equal (x) the Final Adjustment Amount, MINUS (y) the dollar amount that results from taking the aggregate value of Inventory and Pet Milk Inventory, as reflected on the Final Closing Inventory Statement, and subtracting therefrom the value of Raw Material Inventory, as reflected on the Final Closing Inventory Statement. The Post-Closing Adjustment Payment shall be payable by Buyer to Sellers, if positive, and by Sellers (who shall be jointly and severally so obligated) to Buyer, if negative. The Post-Closing Adjustment Payment shall bear interest from the Closing Date to the date of payment at the Closing Date Interest Rate, which interest shall be calculated on the basis of a 365-day year and the actual number of days elapsed and such interest shall be paid on the same date and in the same manner as such Post-Closing Adjustment Payment. Without limiting any provision of this Agreement or any Collateral Agreement, (xx) no Post-Closing Adjustment Payment shall be made if such payment would, but for this sentence, be less than or equal to $100,000 and (yy) Sellers shall, from the Closing Date through the Post-Closing Inventory Date, maintain inventory records pursuant to the Transition Services Agreement and/or relating to the Post-Closing Inventory in a manner consistent with Sellers' past practices in the ordinary course of business.

                                    EXHIBIT 3



         7.12     OTHER BUSINESSES.

         (a) On the Closing Date, General Mills shall sell, convey, transfer and assign to Buyer, or cause its applicable Subsidiaries to sell, convey, transfer and assign to Buyer, (i) the Other Assets and (ii) the Pet Milk Inventory, as contemplated by Sections 2.9 and 2.9A. On each Other Business Inventory Transfer Date (as defined herein), General Mills shall sell, convey, transfer and assign to Buyer the applicable Other Business Inventory (other than the Pet Milk Inventory, all of which shall be transferred to Buyer on the Closing Date), as contemplated by Section 7.13. Following the Closing Date, Buyer shall assume all responsibility for the operation of each Other Business, as applicable, except as otherwise expressly provided herein. Notwithstanding anything to the contrary herein, it is agreed and understood that any Other Asset, Other Business Inventory or any other asset relating to each Other Business that, pursuant to this Agreement will be transferred to Buyer, shall be transferred on the Closing Date or an Other Business Inventory Transfer Date, as applicable.

         (b) Prior to, on or after the Closing Date, Buyer shall not assume, or in any way be liable for the payment, performance or discharge of, any liabilities, obligations or commitments of Sellers or any of their Affiliates for manufacturer's coupons issued prior to, or by either Seller on, the Closing Date and relating to Other Products with respect to each Other Business.

         (c) On the Closing Date, Buyer shall assume pursuant to a written instrument reasonably satisfactory to Buyer and Sellers and shall pay, perform and discharge when due all liabilities and obligations for trade promotions arising from (i) trade promotion activities or events primarily related to each Other Business that are committed to after the Closing Date and occur at any time following the Closing Date or (ii) trade promotion activities or events primarily related to each Other Business that occur following the Closing Date and that were committed to before the Closing Date, except to the extent any such single activity or promotion was not disclosed to Buyer by Sellers and the liability and obligation per customer buying group related to such activity or promotion exceeds $100,000 unless such activity or promotion was committed to by Sellers in the ordinary course consistent with past practice.

         (d) After the Closing Date, Buyer shall pay, perform and discharge when due (i) all obligations, liabilities and commitments of each Seller in respect of any and all Other Products shipped by Buyer or in respect of the operation of each Other Business by Buyer at any time after the Closing Date except where such Other Products constituted finished products as of the Closing Date and such liabilities, obligations or commitments of Sellers constituted product liabilities or recall liabilities, unless (and to the extent that) the liabilities, obligations or commitments were caused by Buyer's negligence in the storage or transportation of such Other Products after the Closing Date or Buyer's failure after the Closing Date to employ quality control standards of at least the standards employed by Sellers prior to the Closing Date, (ii) all refund and replacement obligations relating to Other Products shipped by or on behalf of Buyer after the Closing Date, and (iii) all liabilities and obligations for customer deductions attributable to invoices issued by Buyer with respect to Other Products shipped after the Closing Date.

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                                    EXHIBIT 4



         7.13     OTHER BUSINESS INVENTORY.

         (a) On each Other Business Inventory Transfer Date, General Mills shall sell, convey, transfer and assign to Buyer, or cause its Affiliates to sell, convey, transfer and assign to Buyer, the Other Business Inventory with respect to the Other Business to which such Other Business Inventory Transfer Date applies (it being understood that no Pet Milk Inventory shall be transferred to Buyer pursuant to this Section 7.13). Within thirty (30) days following each Other Business Inventory Transfer Date, General Mills shall prepare and deliver to Buyer a statement setting forth the type and value of the applicable Other Business Inventory, as of such Other Business Inventory Transfer Date, transferred and assigned to Buyer on such Other Business Inventory Transfer Date, which statement shall be derived from a physical taking of such Other Business Inventory as of such Other Business Inventory Transfer Date and shall be prepared in a manner consistent with the Inventory Standards (each, an "Other Business Inventory Statement"). Buyer and its representatives shall have such opportunity as Buyer reasonably deems appropriate to observe the taking and reconciliation of such Other Business Inventory (which may begin prior to the applicable Other Business Inventory Transfer Date) in connection with the preparation of the applicable Other Business Inventory Statement. Buyer shall provide General Mills and its accountants full access to the books and records, to any other information, including work papers of its accountants, and to any employees of Buyer, in each case as may be reasonably necessary for General Mills to prepare each Other Business Inventory Statement, to respond to each Buyer's Other Business Objection (as defined herein) and to prepare materials for presentation to the CPA Firm in connection with the matters contemplated by Section 7.13(c). "Other Business Inventory Transfer Date" shall mean, with respect to each Other Business other than the Pet Milk Business, the date on which Sellers cease producing the Other Products of such Other Business for Buyer pursuant to the Co-Pack Agreement.

         (b) Buyer shall, within thirty (30) days after the delivery by General Mills of each Other Business Inventory Statement, complete its review thereof. After delivery of each Other Business Inventory Statement, General Mills shall provide Buyer and its accountants full access to all books and records, to any other information, including working papers of its accountants, and to any employees of Sellers, in each case used in the preparation of such Other Business Inventory Statement or as may otherwise be reasonably necessary for Buyer to prepare the applicable Buyer's Other Business Objection and to prepare materials for presentation to the CPA Firm in connection with the matters contemplated by Section 7.13(c). An Other Business Inventory Statement shall be binding and conclusive upon, and deemed accepted by, Buyer unless Buyer shall have notified General Mills in writing within thirty (30) days after delivery of such Other Business Inventory Statement of any objection thereto (each, a "Buyer's Other Business Objection"). Each Buyer's Other Business Objection shall set forth a description of the basis of such Buyer's Other Business Objection and the adjustments to the value of Other Business Inventory reflected on such Other Business Inventory Statement that Buyer believes should be made. Any items not disputed during the foregoing thirty (30) day period shall be deemed to have been accepted by Buyer.

         (c) If General Mills and Buyer are unable to resolve all of their disputes with respect to any Other Business Inventory Statement within thirty
(30) days following General Mills' receipt of the applicable Buyer's Other Business Objection to such Other Business Inventory Statement pursuant to
Section 7.13(b), they shall refer their remaining differences to the CPA Firm for decision, which decision shall be made consistent with the Inventory Standards within forty-five (45) days and shall be final and binding on the parties, PROVIDED that the CPA Firm's determination as to any item set forth in any Buyer's Other Business Objection shall not be more beneficial to General Mills than the determination of that item by General Mills in the applicable Other Business Inventory Statement or more beneficial to Buyer than the determination of that item in the applicable Buyer's Other Business Objection. Any expenses relating to the engagement of the CPA Firm shall be shared equally by General Mills, on the one hand, and Buyer, on the other hand. General Mills and Buyer shall each bear the fees of their respective auditors incurred in connection with the determination and review of each Other Business Inventory Statement.

         (d) An Other Business Inventory Statement shall become final and binding on the parties upon the earliest of (i) if no Buyer's Other Business Objection has been given with respect thereto, the expiration of the period within which Buyer must make its objection pursuant to Section 7.13(b) hereof, (ii) agreement in writing by General Mills and Buyer that such Other Business Inventory Statement, together with any modifications thereto agreed to by General Mills and Buyer, shall be final and binding and (iii) the date on which the CPA Firm shall issue its written determination with respect to any dispute relating to such Other Business Inventory Statement. Each Other Business Inventory Statement, as submitted by General Mills if no timely Buyer's Other Business Objection has been given or as adjusted pursuant to any agreement between the parties or as determined pursuant to the decision of the CPA Firm, when final and binding on all parties, is herein referred to as a "Final Other Business Inventory Statement."

         (e) Within ten (10) Business Days following issuance of each Final Other Business Inventory Statement, the payment payable pursuant to this
Section 7.13(e) (each, an "Other Business Payment") and interest thereon shall be paid by Buyer to General Mills by wire transfer of immediately available funds to a bank account or bank accounts designated in writing by General Mills. Each Other Business Payment shall be equal to the value of the Other Business Inventory as reflected on the Final Other Business Inventory Statement relating thereto. Each Other Business Payment shall bear interest from the Closing Date to the date of payment at the Closing Date Interest Rate, which interest shall be calculated on the basis of a 365-day year and the actual number of days elapsed and such interest shall be paid on the same date and in the same manner as such Other Business Payment.

                                    EXHIBIT 5



A) The following parenthetical "(except that the term shall extend until December 7, 2003, with respect to the license to Liberty Flour Mills, Inc., a Philippine corporation ("Liberty Flour Mills"), from GMI, dated April 1, 1999 (the "Liberty Flour Mills Agreement"), pursuant to which GMI granted Liberty Flour Mills a license to use the SOFTASILK mark on flour, cake mixes, pancake mixes, pizza mixes and brownie mixes), or the termination of the Liberty Flour Mills Agreement if such agreement is terminated early" is hereby added to the end of Section 2 of Schedule 1 to the Martha White (Part II) Trademark License Agreement immediately after the words "two (2) years."

B) The following new Section 7 is hereby added to the end of Schedule 1 to the Martha White (Part II) Trademark License Agreement:

     7.   LIBERTY FLOUR MILLS AGREEMENT

       (a) All use by Liberty Flour Mills of the SOFTASILK mark shall be as a sublicensee of GMI pursuant to the Liberty Flour Mills Agreement rather than as a direct licensee of LICENSOR.

       (b) GMI represents and warrants to LICENSOR that, except to the degree that doing so or any breach has not negatively impacted the SOFTASILK mark or LICENSOR'S rights:

            (i) it has not granted any material consent, approval or authorization to Liberty Flour Mills as contemplated by the Liberty Flour Mills Agreement or waived any material rights under the Liberty Flour Mills Agreement, including consent, approval or authorization under Section I(a) final paragraph,
                 Section I(d), or Section IX(a);

           (ii) the Liberty Flour Mills Agreement has not been materially amended; and

          (iii) GMI is not aware of any reason to believe that either party has materially breached the Liberty Flour Mills Agreement.

       (c)  GMI covenants to LICENSOR that:

            (i) it will not grant any consent, approval or authorization to Liberty Flour Mills as contemplated by the Liberty Flour Mills Agreement, or waive any rights under the Liberty Flour Mills Agreement, including consent, approval or authorization under
                 Section I(a) final paragraph, Section I(d), or Section IX(a), except to the degree that doing so would not negatively impact the SOFTASILK mark or LICENSOR's rights;

          (ii) it will not amend the Liberty Flour Mills Agreement, except to the degree that doing so would not negatively impact the SOFTASILK mark or LICENSOR's rights;

          (iii) if and when the fourth paragraph of Section VIII of the Liberty Flour Mills Agreement permits, GMI will terminate the Liberty Flour Mills Agreement as to the SOFTASILK mark; and

           (iv) GMI shall, as promptly as practicable, provide LICENSOR with relevant details as to any possible breach of the Liberty Flour Mills Agreement, that GMI has knowledge of, relating to the SOFTASILK mark, shall promptly and fully enforce the provisions relating to the SOFTASILK mark under the Liberty Flour Mills Agreement, and shall promptly keep LICENSOR informed of all developments regarding such enforcement.